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                                                                   EXHIBIT 10.57

                             FIRST AMENDMENT TO THE
                                 SMART & FINAL
                      DIRECTORS DEFERRED COMPENSATION PLAN


          The Smart & Final Directors Deferred Compensation Plan ("Plan") is amended, effective as if included in the Plan as originally adopted; as follows:

     1.  Section 2.8 of the Plan is amended to read as follows:

             2.8 "Covered Compensation" means director's fees received in cash by a Participant from the Company.

     2.  Section 2.20 of the Plan is amended to read as follows:

             2.20 "Retirement" means a Participant's Severance after the earlier of his Normal Retirement Date or becoming Disabled. A Disabled Participant shall be deemed to retire when his Covered Compensation ceases to be paid.

     3. Section 2.21 of the Plan is amended by deleting the final sentence thereof.

     4. Section 4.1 of the Plan is amended by substituting the word "first" for the word "last" in the first sentence thereof.

     5. Section 4.2 of the Plan is amended by the addition of the phrase "(net earnings rate)" between the phrase "on the performance" and the phrase "of the investment options" in the first sentence thereof.

     6. Section 5.1 of the Plan is amended by the addition of the following language to the end thereof:

             "Notwithstanding the foregoing, a Disabled Participant may request distribution in the form of a lump sum payout. The Committee, in its sole and absolute discretion, may approve or disapprove such request."

     7. Section 5.5 of the Plan is amended by substituting the following language for the final sentence thereof:

             "The Participant shall be paid the Withdrawal Amount, less penalty and applicable withholding, within 60 days of his election."
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     8.  Section 7.3 of the Plan is amended to read as follows:

             7.3 The portion of the death benefit payable pursuant to Sections
         7.1 and 7.2 representing the Account balance shall be paid in three equal annual installments. In addition, interest on the Account, to be paid with each installment, shall be computed in the following manner:

                 (a) Subject to Section 11.1, the Company may, in its discretion, segregate a portion of its general assets equal to the Account balance and invest such portion in a short term, fixed income investment such as an interest bearing bank account or a money market account, in which event the interest credited with respect to the Account shall be equal to the actual yield on the Company's account.

                 (b) In the event that the trustee of a grantor trust described in Section 11.1 holds funds that are intended by the Committee to be used to pay the death benefit, then the interest credited with respect to the Account shall be equal to the actual positive yield received by the trustee on the investment of such funds.

                 (c) If neither subsection (a) nor (b) is applicable, interest shall be credited at the prime rate of interest as reported in the national financial press reduced by 3% per annum, but in no event shall the interest rate determined under this subsection be less than 4% per annum.


IN WITNESS WHEREOF, this First Amendment has been executed as of August 29, 1996.


                              SMART & FINAL, INC.


                              By: /s/ JAMES E. ROBINSON
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